Exhibit 99.2

Unaudited Pro Forma Non-GAAP Measures
In addition to the financial information prepared in conformity with Generally Accepted Accounting Principles (“GAAP”), we provide historical non-GAAP financial information. Management believes that the presentation of such non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of our operations. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of our business that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.
Management believes that the presentation of these measures provides investors with greater transparency and facilitates comparison of operating results across a broad spectrum of companies with varying capital structures, compensation strategies, derivative instruments, and amortization methods, which provide a more complete understanding of our financial performance, competitive position, and prospects for the future. Readers should consider the information in addition to, but not instead of, our financial statements prepared in accordance with GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of these measures for comparative purposes.
Pro Forma Adjusted Income from Continuing Operations Per Share. The following table provides a reconciliation between income from pro forma continuing operations and pro forma diluted income from continuing operations per share attributable to Encore calculated in accordance with GAAP to pro forma adjusted income from continuing operations and pro forma adjusted income from continuing operations per share attributable to Encore, respectively including the effects of the divestiture of Propel. Adjusted income from continuing operations attributable to Encore excludes non-cash interest and issuance cost amortization relating to our convertible notes, one-time charges, acquisition, integration and restructuring related expenses, and non-cash goodwill impairment charges, all net of tax. GAAP diluted earnings per share for the years ended December 31, 2015, 2014, and 2013, includes the effect of approximately 0.7 million, 1.1 million, and 0.6 million, respectively, common shares that are issuable upon conversion of certain convertible senior notes because the average stock price during the respective periods exceeded the conversion price of these notes. However, as described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, Note 9, “Debt—Encore Convertible Notes,” in the notes to our consolidated financial statements, we have certain hedging transactions in place that have the effect of increasing the effective conversion price of these notes. Accordingly, while these common shares are included in our diluted earnings per share, the hedge transactions will offset the impact of this dilution and no shares will be issued unless our stock price exceeds the effective conversion price, thereby creating a discrepancy between the accounting effect of those notes under GAAP and their economic impact. We have presented the following metrics both including and excluding the dilutive effect of these convertible senior notes to better illustrate the economic impact of those notes and the related hedging transactions to shareholders, with the GAAP item under the “Per Diluted Share-Accounting” and “Per Diluted Share-Economic” (non-GAAP) columns, respectively (in thousands, except per share data):

	Year Ended December 31, 2015
	Historical			Adjustments			Pro Forma
	$	Per Diluted Share— Accounting	Per Diluted Share— Economic	$	Per Diluted Share— Accounting	Per Diluted Share— Economic	$	Per Diluted Share— Accounting	Per Diluted Share— Economic
GAAP net income from continuing operations attributable to Encore, as reported	$45,135	$1.69	$1.74	$23,387	$0.88	$0.90	$68,522	$2.57	$2.64
Adjustments:
Convertible notes non-cash interest and issuance cost amortization, net of tax	6,896	0.26	0.26	—	—	—	6,896	0.26	0.26
Acquisition, integration and restructuring related expenses, net of tax	8,063	0.30	0.31	(16)	0.00	0.00	8,047	0.30	0.31
CFPB / regulatory one-time charges, net of tax	42,554	1.60	1.64	—	—	—	42,554	1.60	1.64
Goodwill impairment, net of tax	31,187	1.17	1.20	(31,187)	(1.17)	(1.20)	—	—	—
Adjusted income from continuing operations attributable to Encore	$133,835	$5.02	$5.15	$(7,816)	$(0.29)	$(0.30)	$126,019	$4.73	$4.85

	Year Ended December 31, 2014
	Historical			Adjustments			Pro Forma
	$	Per Diluted Share— Accounting	Per Diluted Share— Economic	$	Per Diluted Share— Accounting	Per Diluted Share— Economic	$	Per Diluted Share— Accounting	Per Diluted Share— Economic
GAAP net income from continuing operations attributable to Encore, as reported	$105,338	$3.83	$3.99	$(6,817)	$(0.25)	$(0.26)	$98,521	$3.58	$3.73
Adjustments:
Convertible notes non-cash interest and issuance cost amortization, net of tax	6,413	0.23	0.24	—	—	—	6,413	0.23	0.24
Acquisition, integration and restructuring related expenses, net of tax	9,898	0.36	0.37	(316)	(0.01)	(0.01)	9,582	0.35	0.36
Net effect of non-recurring tax adjustments	(2,291)	(0.08)	(0.08)	—	—	—	(2,291)	(0.08)	(0.08)
Adjusted income from continuing operations attributable to Encore	$119,358	$4.34	$4.52	$(7,133)	$(0.26)	$(0.27)	$112,225	$4.08	$4.25

	Year Ended December 31, 2013
	Historical			Adjustments			Pro Forma
	$	Per Diluted Share— Accounting	Per Diluted Share— Economic	$	Per Diluted Share— Accounting	Per Diluted Share— Economic	$	Per Diluted Share— Accounting	Per Diluted Share— Economic
GAAP net income from continuing operations attributable to Encore, as reported	$77,039	$2.94	$3.01	$(2,824)	$(0.11)	$(0.11)	$74,215	$2.83	$2.90
Adjustments:
Convertible notes non-cash interest and issuance cost amortization, net of tax	3,274	0.12	0.13	—	—	—	3,274	0.12	0.13
Acquisition, integration and restructuring related expenses, net of tax	18,483	0.71	0.72	(182)	(0.01)	(0.01)	18,301	0.70	0.71
Adjusted income from continuing operations attributable to Encore	$98,796	$3.77	$3.86	$(3,006)	$(0.12)	$(0.12)	$95,790	$3.65	$3.74